As filed with the Securities and Exchange Commission on June 18, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zai Lab Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	98-1144595
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor, Pudong, Shanghai, China	201210

314 Main Street 4th Floor, Suite 100 Cambridge, MA, USA	02142
(Address of Principal Executive Offices)	(Zip Code)
Zai Lab Limited 2024 Equity Incentive Plan
(Full title of the plan)
F. Ty Edmondson
314 Main Street
4th Floor, Suite 100
Cambridge, MA 02142
Telephone: +1 (857) 706-2604
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register 99,208,743 ordinary shares, par value $0.000006 per share, of Zai Lab Limited (the “Registrant”) that may be issued pursuant to the Zai Lab Limited 2024 Equity Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 27, 2024 (the “2024 Form 10-K”);
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 8, 2024;
(c)The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 8, 2024, June 11, 2024, and June 18, 2024; and
(d)The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s Registration Statement on Form 8-A (File No. 001-38205), filed with the Commission on September 14, 2017, including any amendment and report subsequently filed for purpose of updating that description, including the Description of Securities Registered contained in Exhibit 4.5 to the 2024 Form 10-K.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K, such information or exhibit is specifically not incorporated by reference into this Registration Statement.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any document or any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained in this Registration Statement or in any other later filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such document or such statement in such document. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Companies Act (Revised) of the Cayman Islands does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
The Registrant’s Sixth Amended and Restated Articles of Association provides that the Registrant shall indemnify its directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own willful neglect or default, in or about the conduct of the Registrant’s business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the indemnification agreements the Registrant entered into with each of its directors and executive officers, the Registrant agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement.
EXHIBIT INDEX

Exhibit	Description

4.1
Sixth Amended and Restated Memorandum and Articles of Association of Zai Lab Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38205) filed on June 22, 2022)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-264800) filed on May 9, 2022)

4.3	Form of American Depositary Receipt (incorporated by reference to Form 424B3 (File No. 333-220256), filed on March 30, 2022)

4.4	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219980) filed on September 1, 2017)

4.5#	Zai Lab Limited 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-38205) filed on June 18, 2024)

5.1	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered

23.1	Consent of KPMG LLP, an independent registered accounting firm, regarding the consolidated financial statements of Zai Lab Limited

23.2	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered accounting firm, regarding the consolidated financial statements of Zai Lab Limited

23.3	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

107	Filing Fee Table
# Management contract or compensatory plan, contract, or arrangement

Item 9. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on June 18, 2024.

ZAI LAB LIMITED

By:	/s/ F. Ty Edmondson
Name:	F. Ty Edmondson
Title:	Chief Legal Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Samantha (Ying) Du, Yajing Chen, and F. Ty Edmondson, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samantha (Ying) Du	Chief Executive Officer and Chairperson of the Board of Directors	June 18, 2024
Samantha (Ying) Du	(Principal Executive Officer)

/s/ Yajing Chen	Chief Financial Officer	June 18, 2024
Yajing Chen	(Principal Financial and Accounting Officer)

/s/ Kai-Xian Chen	Director	June 18, 2024
Kai-Xian Chen

/s/ John Diekman	Director	June 18, 2024
John Diekman

/s/ Richard Gaynor	Director	June 18, 2024
Richard Gaynor

/s/ Nisa Leung	Director	June 18, 2024
Nisa Leung

/s/ William Lis	Director	June 18, 2024
William Lis

/s/ Scott Morrison	Director	June 18, 2024
Scott Morrison

/s/ Leon O. Moulder, Jr.	Director	June 18, 2024
Leon O. Moulder, Jr.

/s/ Michel Vounatsos	Director	June 18, 2024
Michel Vounatsos

/s/ Peter Wirth	Director	June 18, 2024
Peter Wirth